Exhibit 99.1

Final: For Release	Company Contact:
Ronald W. Ristau
President and
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Kellie Baldyga

NEW YORK & COMPANY, INC. ANNOUNCES FIRST QUARTER 2007 RESULTS, IN LINE WITH PREVIOUSLY UPDATED GUIDANCE

New York, NY — May 24, 2007 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 569 stores, today announced results for the first quarter ended May 5, 2007.

For the first quarter of 2007, net sales increased 6.3% to $284.0 million, as compared to $267.1 million in the first quarter of 2006.  Comparable store sales for the first quarter of 2007 decreased 1.2%, compared to a 9.2% decrease in the prior year first quarter. Net income in the first quarter of 2007 was $0.8 million, or $0.01 per diluted share, representing earnings of $0.08 per diluted share in the New York & Company brand and a loss of $(0.07) per diluted share in the JasmineSola brand.  This compares to net income of $6.1 million, or $0.10 per diluted share, in the first quarter of 2006.  The JasmineSola loss of $(0.07) per diluted share includes costs associated with the completion of the Company’s arbitration proceeding in April and charges to liquidate inventory resulting from the loss of a JasmineSola lease and the resulting modification of the closeout inventory strategy, which in total contributed a loss of $(0.05) per diluted share.  Per share amounts are based on fully diluted shares outstanding of 60.9 million for the first quarter of fiscal year 2007, compared to 59.7 million for the first quarter of fiscal year 2006.

Richard P. Crystal, New York & Company’s Chairman and CEO, stated: “Our first quarter results were in line with our updated guidance and reflected a positive performance in February and March offset by a difficult April.  During the quarter, we also incurred the final costs related to the JasmineSola arbitration.  Sales in May have rebounded with comparable store sales trending positively, reflecting strength in our assortments.”

Guidance

Second Quarter of Fiscal 2007

The Company’s outlook for earnings per diluted share in the second quarter of fiscal year 2007 is in the range of $0.11 to $0.14 based on 61.3 million fully diluted shares outstanding, compared to diluted earnings per share of $0.11 for the second quarter of fiscal year 2006 based on 59.9 million fully diluted shares outstanding.  The Company’s outlook for the second quarter of fiscal 2007 includes comparable store sales growth in the low to mid single-digit range.  The Company’s consolidated second quarter of fiscal 2007 outlook is summarized as follows:

	Guidance range
	Low	High
New York & Company Brand	$0.13	$0.16
JasmineSola Brand	$(0.02)	$(0.02)
Consolidated Company	$0.11	$0.14

During the second quarter of fiscal 2007, the Company plans to open 14 stores and close one store, ending the quarter with approximately 582 stores.

Fiscal Year 2007

The Company’s outlook for earnings per diluted share in fiscal year 2007 is in the range of $0.73 to $0.80 based on 61.5 million fully diluted shares outstanding.  This compares to the Company’s previous guidance range of $0.85 to $0.95 and compares to actual fiscal year 2006 earnings per diluted share of $0.77, inclusive of a loss of $(0.04) in the JasmineSola brand, based on 60.0 million fully diluted shares outstanding.  The Company’s outlook for fiscal year 2007 includes comparable store sales growth in the low single-digit range.  The Company’s consolidated outlook for the full fiscal year 2007 is summarized as follows:

	Revised guidance range		Previous guidance range
	Low	High	Low	High
New York & Company Brand	$0.85	$0.92	$0.89	$0.99
JasmineSola Brand	$(0.12)	$(0.12)	$(0.04)	$(0.04)
Consolidated Company	$0.73	$0.80	$0.85	$0.95

During fiscal year 2007, the Company plans to open 50 to 60 stores, close approximately nine stores and remodel 25 to 30 stores, ending the year with 601 to 611 stores and approximately 3.5 million selling square feet in operation, with new stores representing 253,000 selling square feet.  Capital expenditures are estimated to remain in the range of $71.0 million to $76.0 million.

Conference Call Information

A conference call to discuss the first quarter of fiscal year 2007 results is scheduled for today Thursday, May 24, 2007 at 8:00 am Eastern Daylight Time.  Investors and analysts interested in participating in the call are invited to dial (888) 562-3356 approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available until midnight on May 31, 2007 and can be accessed by dialing (877) 519-4471 and entering pin number 8800126.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor; (x) our reliance on foreign sources of production; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to successfully integrate acquired businesses into our existing business; (xiv) our reliance on manufacturers to maintain ethical business practices; (xv) our ability to protect our trademarks and other intellectual property rights; (xvi) our ability to maintain and our reliance on our information systems infrastructure; (xvii) our dependence on the success of our brand; (xviii) competition in our market, including promotional and pricing competition; (xix) our reliance on the effective use of customer information; (xx) the effects of government regulation; (xxi) the control of our company by our sponsors; and (xxii) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of New York & Company retail stores and online at www.nyandcompany.com. The Company currently operates 569 retail stores in 44 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended May 5, 2007	% of net sales	Three months ended April 29, 2006	% of net sales
Net sales	$283,962	100.0%	$267,137	100.0%

Costs of goods sold, buying and occupancy costs	205,519	72.4%	188,034	70.4%

Gross profit(a)	78,443	27.6%	79,103	29.6%

Selling, general and administrative expenses(b)	76,842	27.0%	68,484	25.6%

Operating income	1,601	0.6%	10,619	4.0%

Interest expense, net of interest income	261	0.1%	490	0.2%

Income before income taxes	1,340	0.5%	10,129	3.8%

Provision for income taxes	538	0.2%	4,072	1.5%

Net income	$802	0.3%	$6,057	2.3%

Basic earnings per share	$0.01		$0.11
Diluted earnings per share	$0.01		$0.10

Weighted average shares outstanding:
Basic shares of common stock	57,805		55,226
Diluted shares of common stock	60,869		59,744

Selected operating data :
(Dollars in thousands, except square foot data)
Total net sales increase/(decrease)	6.3%		(1.1)%
Comparable store sales decrease	(1.2)%		(9.2)%
Net sales per average selling square foot(c)	$85		$82
Net sales per average store(d)	$503		$509
Average selling square footage per store(e)	5,892		6,193

(a)             The 200 basis point decrease in gross profit was driven by an 120 basis point decrease resulting from the JasmineSola brand, due primarily to charges to liquidate inventory resulting from the loss of a JasmineSola lease and the resulting modification of the closeout inventory strategy; and an 80 basis point decrease resulting from the New York & Company brand, which was primarily attributable to the impact of negative comparable store sales on buying and occupancy costs with merchandise margins remaining relatively constant.

(b)            Selling, general and administrative expenses include $3.3 million of expenses related to the JasmineSola arbitration proceeding.  Excluding these non-operating related expenses, selling, general and administrative expenses were 25.9% of net sales.

(c)             Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(d)            Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(e)             Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	May 5, 2007	February 3, 2007	April 29, 2006
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,591	$68,064	$26,897
Inventories, net	130,663	110,088	130,158
Other current assets	46,688	36,710	41,872
Total current assets	213,942	214,862	198,927

Property and equipment, net	212,783	210,163	169,161
Goodwill	11,088	11,088	9,756
Intangible assets	32,053	32,053	32,053
Other assets	1,502	1,633	2,106
Total assets	$471,368	$469,799	$412,003
Liabilities and stockholders’ equity
Current liabilities:
Current portion — long-term debt	$6,000	$6,000	$6,000
Accounts payable	76,141	66,631	85,930
Accrued expenses	54,330	61,982	50,680
Other current liabilities(a)	3,494	10,285	1,740
Total current liabilities	139,965	144,898	144,350

Long-term debt, net of current portion	24,000	25,500	30,000
Deferred rent and other liabilities	64,489	58,602	46,361
Total liabilities	228,454	229,000	220,711

Total stockholders’ equity(a)	242,914	240,799	191,292
Total liabilities and stockholders’ equity	$471,368	$469,799	$412,003

(a)             Reflects the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.”  As a result of the adoption, the Company increased its income tax liability for uncertain tax positions and decreased the opening balance of retained earnings at February 4, 2007 by $2.3 million.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(Amounts in thousands)	Three months ended May 5, 2007	Three months ended April, 29 2006

Operating activities
Net income	$802	$6,057
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	9,050	7,676
Amortization of deferred financing costs	69	73
Share-based compensation expense	442	622
Deferred income taxes	(3,303)	(1,866)
Changes in operating assets and liabilities:
Accounts receivable	(9,140)	(9,257)
Inventories, net	(20,575)	(20,502)
Prepaid expenses	(276)	1,896
Accounts payable	9,510	(5,050)
Accrued expenses	(7,643)	(4,231)
Income taxes payable	(6,226)	—
Deferred rent	6,057	6,499
Other assets and liabilities	(276)	(1,093)
Net cash used in operating activities	(21,509)	(19,176)

Investing activities
Capital expenditures	(11,612)	(17,370)
Net cash used in investing activities	(11,612)	(17,370)

Financing activities
Proceeds from public offering	—	2,294
Payment of offering costs related to public offering	—	(453)
Repayment of debt	(1,500)	(1,500)
Excess tax benefit from exercise of stock options	3,061	5,003
Proceeds from exercise of stock options	123	663
Other	(36)	—
Net cash provided by financing activities	1,648	6,007

Net decrease in cash and cash equivalents	(31,473)	(30,539)

Cash and cash equivalents at beginning of period	68,064	57,436
Cash and cash equivalents at end of period	$36,591	$26,897

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Store Count and Selling Square Footage
(Unaudited)

Fiscal Year 2007	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores remodeled during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter (Actual)	560	11	—	(2)	569
2nd Quarter (Projected)	569	14	15	(1)	582
3rd Quarter (Projected)	582	29	12	(2)	609
4th Quarter (Projected)	609	4	—	(4)	609

Fiscal Year 2007	Total selling square feet at beginning of the quarter	Selling square feet for stores opened during the quarter	Reduction of selling square feet for stores remodeled during the quarter	Reduction of selling square feet for stores closed during the quarter	Total selling square feet at end of the quarter
1st Quarter (Actual)	3,313,437	52,297	—	(13,263)	3,352,471
2nd Quarter (Projected)	3,352,471	58,629	(30,868)	(8,775)	3,371,457
3rd Quarter (Projected)	3,371,457	126,693	(19,281)	(13,760)	3,465,109
4th Quarter (Projected)	3,465,109	15,300	—	(28,144)	3,452,265